Exhibit 14.1

DO THE RIGHT THING.

Since our founding in 1992, Tully’s employees have been motivated by principles and values that have allowed them to work toward mutual goals. These principles and values remain as constant and as critical to our success as ever. The core of these values, which still inspire Tully’s employees today, is that Tully’s is a company of honesty, quality, and integrity. This legacy is fundamental to our ability to attract and retain the best employees, gain and keep the trust of our customers, create shareholder value, support the communities in which we operate, and protect our reputation.

Maintaining our reputation is more important than ever as a result of the many laws that regulate our business and the high expectations of our customers and general public about how we do business. It has always been and continues to be our policy to conduct business in compliance with all applicable laws and regulations and in accordance with the highest ethical standards. We continue to expect that Tully’s employees will comply with these principles.

These requirements may seem to be detailed and extensive, but they are all based around the expectation that our employees will “Do the Right Thing.” Ask yourself if the action you are considering might embarrass you if you had to explain it to a close friend or family member or to a reporter on television. If the answer is “yes,” then it probably is not the “Right Thing” and is likely prohibited by the Tully’s Code of Business Conduct.

When anyone within our organization fails to live up to the expectations outlined in the Tully’s Code of Business Conduct, we could all suffer by losing the loyalty of our customers, our employees, and our communities, and damaging our reputation. Any employee, regardless of his or her position in the Company, who violates our Code of Business Conduct, may be subject to discipline or other consequences.

Kristopher S. Galvin

Executive Vice President and CFO

June 21, 2004

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 1

HIGHLIGHTS OF THE TULLY’S CODE OF BUSINESS CONDUCT

This information highlights certain key points from the Tully’s Code of Business Conduct. Refer to the full text of this policy for more complete information and for other key points about how the Company and its employees work together to “Do the Right Thing.”

The Tully’s Code of Business Conduct sets forth standards of conduct for all Tully’s employees. Additional guidelines are set forth in detail in other Company policies, programs and statements and in various laws and regulations.

The Tully’s Code of Business Conduct provides guidance on our legal and ethical responsibilities and assists employees in making the right decision. In particular, it sets forth and reinforces our responsibilities for:

•	Compliance with all applicable laws, rules and regulations;

•	Fair, ethical and courteous treatment of our employees, shareholders, customers and communities;

•	Honest and ethical conduct, including the avoidance of actual or apparent conflicts of interest (and handling conflicts of interest that cannot be avoided);

•	Protection of our assets and accurate record-keeping;

•	Compliance with our policies and internal controls;

•	Fair, full, accurate, timely and understandable reporting and disclosure of information to parties entitled to that information; and

•	Reporting violations of the Tully’s Code of Business Conduct.

If any aspect of the Tully’s Code of Business Conduct is unclear to employees, or if employees ever have any questions about legal or ethical compliance, it is their personal responsibility to communicate this concern to the Company.

Employees may use any available channel to communicate their concern to the Company. Employees who communicate concerns to the Company are supported, and should do so without fear of retaliation or retribution.

Non-compliance with the Tully’s Code of Business Conduct and other business conduct policies of Tully’s could result in disciplinary action including termination and could subject the employee and the Company to civil and/or criminal liability.

Employees may be required to execute written certifications of compliance with the Tully’s Code of Business Conduct.

Waivers from compliance with the Tully’s Code of Business Conduct may be granted in very limited circumstances and only by authorized personnel.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 2

POLICY

We comply with the Tully’s Code of Business Conduct. We manage our business in compliance with all applicable laws and regulations and in accordance with our Company’s high standards of business conduct.

All employees are expected to comply with the Tully’s Code of Business Conduct, which is essential to maintaining our reputation for honesty, quality, and integrity. It is also each employee’s responsibility to report to the Company any situation where our standards or the laws are being violated. Any employee disclosing, in good faith, violations or suspected violations of legal requirements or Tully’s business standards will not be subjected to retaliation or retribution. Likewise, failure to comply with the provisions of the Tully’s Code of Business Conduct will not be tolerated.

In summary, we “Do the Right Thing.” The details of the Tully’s Code of Business Conduct are set forth in this policy memorandum.

Table of Contents

Subject	Page Number

1. Administration of the Tully’s Code of Business Conduct	3

2. Asking Questions and Voicing Concerns	6

3. Retaliation is Prohibited	8

4. Our Employees	9

5. Our Customers	18

6. Our Shareholders	20

7. Our Assets	23

8. Our Communities	28

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 3

1.	ADMINISTRATION OF THE TULLY’S CODE OF BUSINESS CONDUCT

1.1.	Integration with the Tully’s Mission and Values Statement, Tully’s Integrity Commitment and the Tully’s Employee Guidebook

1.1.a.	The Tully’s Code of Business Conduct should be used in conjunction with other available resources, such as the Tully’s Mission and Values Statement, Tully’s Integrity Commitment, and Tully’s Employee Guidebook. These resources reflect our responsibilities to our four constituencies: our employees, customers, shareholders, and communities, and when used together, will help each employee align his or her actions to meet the needs of these four constituencies.

1.2.	The Tully’s Code of Business Conduct Applies to All Tully’s Employees

1.2.a.	The Tully’s Code of Business Conduct sets forth standards of conduct for all Tully’s employees. In the event that Tully’s shall acquire or establish any subsidiaries, the Tully’s Code of Business Conduct shall apply to the employees of such subsidiaries. Throughout the Tully’s Code of Business Conduct, “Tully’s” is used to refer to the enterprise as a whole, to each person within it, and to any person who represents Tully’s or any part of the Tully’s organization.

1.2.b.	The Company expects employees to comply with the Tully’s Code of Business Conduct and with all applicable laws and regulations. If there should be a conflict between the Tully’s Code of Business Conduct and any law or regulation, the requirements of the law or regulation will govern. If an employee identifies any apparent conflict between the Tully’s Code of Business Conduct and a law or regulation, the employee should refer the matter to the Company Compliance Officer or Tully’s President.

1.3.	Enforcement of the Tully’s Code of Business Conduct

1.3.a.	All Tully’s personnel are required to comply with the Tully’s Code of Business Conduct. Non-compliance may be active (for example, openly violating a requirement of the Tully’s Code of Business Conduct), or it may involve acts of omission (for example, failing to report a violation of the Tully’s Code of Business Conduct that was witnessed by the employee).

1.3.b.	Non-compliance with the Tully’s Code of Business Conduct and other business conduct policies of Tully’s may result in disciplinary action, including termination of employment. Non-compliance may also subject the individual offender to civil and/or criminal liability.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 4

1.4.	The Tully’s Code of Business Conduct Does Not Create a Contract of Employment

1.4.a.	The Tully’s Code of Business Conduct is not an express or implied contract of employment and does not create any contractual rights of any kind between Tully’s and its employees. The Tully’s Code of Business Conduct does not modify any employee’s employment relationship.

1.5.	Company Compliance Officer

1.5.a.	We have designated a Company Compliance Officer to lead the administration of this policy and to serve as a contact point for our employees. As of June 21, 2004 our Chief Financial Officer has been designated to serve as the Tully’s Company Compliance Officer. Administration of the Tully’s Code of Business Conduct is under the supervision of the Company’s President and the Board of Directors.

1.6.	Revisions to the Tully’s Code of Business Conduct

1.6.a.	It may become necessary to revise the Tully’s Code of Business Conduct in order to meet changes in the Company or the requirements of its customers, communities, employees, shareholders, or applicable law. Revisions to the Tully’s Code of Business Conduct will be prepared and communicated under the administration of the Company Compliance Officer, and must be authorized by the Board of Directors.

1.6.b.	Employees may send our Company Compliance Officer their suggestions for changes in the Tully’s Code of Business Conduct. In his or her suggestion, an employees should indicate (1) what part of the Tully’s Code of Business Conduct he or she is referring to, (2) what the employee suggests the new wording should say, (3) why he or she thinks it should be changed, and (4) how the employee can be reached if there are questions.

1.7.	Waivers from the Tully’s Code of Business Conduct

1.7.a.	Waivers from compliance with the Tully’s Code of Business Conduct may be granted in very limited circumstances. For example, business combinations or other events outside of the control or knowledge of an employee may create a conflict of interest where none previously existed. Another example might be new laws or regulations impacting behavior that was previously legal and not previously prohibited by any Tully’s policies.

1.7.b.	Granting of waivers is subject to the judgment and discretion of the authorized personnel. Each waiver shall apply only to the particular person

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 5

and to the particular matter, and shall apply only for a specific time period. Waivers may place specific limits or restrictions upon the employee. There can be no assurance that a requested waiver will be granted or that a waiver will be granted to another person with identical or similar circumstances.

1.7.c.	A request to extend or modify a waiver shall be subject to the same request and approval requirements and procedures as if it were a new waiver request.

1.7.d.	Only authorized personnel may grant such waivers and all waivers require the approval of at least two authorized persons. All waivers must be made in writing on an approved Tully’s Coffee Corporation Waiver request form and a copy must be provided to the Company Compliance Officer. The party requesting the waiver shall sign each waiver request form. If a waiver is approved, that must be documented in writing as set forth below. In some cases, a matter may fall into two or more categories in which case the “required approvals” for each category shall apply.

Party Requesting Waiver	Approvals Required for the Waiver
Employees not meeting one of the criteria set forth below	President and Company Compliance Officer

Employees involved in preparation of financial statements and public reporting	President, Company Compliance Officer, and the Audit Committee Chairman

All officers of the Company (including, without limitation, the President, Company Compliance Officer, and CFO)	President, Company Compliance Officer, and the Board of Directors

1.7.e.	Some waivers are required to be reported to the Tully’s Board of Directors and some waivers must be publicly disclosed. The Company Compliance Officer will retain a file of all approved waivers and will evaluate whether such waivers are required to be reported to the Board of Directors and/or to the public, following the criteria established by the Board of Directors and as required by applicable laws and regulations.

1.7.f.	The policies contained in this document apply to all Tully’s employees. Tully’s intends to fully comply with all applicable laws in all locations we

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 6

operate. We have attempted to take those laws into consideration in preparing this Code of Business Conduct. If for any reason an element of this Code is inconsistent with a law, however, we will follow the law. If you have questions about a particular situation or policy, please speak with the Company Compliance Officer.

2.	ASKING QUESTIONS AND VOICING CONCERNS

2.1.	The Tully’s Code of Business Conduct provides information about our standards of integrity and explains our legal and ethical responsibilities. It does not address every specific situation or set forth a rule that will answer every question. Rather, it is intended to provide guidance on our responsibilities and assist employees in making the right decision. If any aspect of the Tully’s Code of Business Conduct is unclear to employees, or if any employee has any questions or faces dilemmas that are not addressed, the employee must bring them to the Company’s attention. If any employee becomes aware of a situation in which the employee believes our legal or ethical responsibilities are being violated or if an employee feels that employees are being pressured to violate the law or our ethical responsibilities, it is his or her personal responsibility to communicate this concern to the Company.

2.2.	Employees will not be disciplined, lose their job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as they are acting in good faith. “Good faith” does not mean that employees have to be right, but employees must believe that they are providing truthful information. Employees who knowingly provide false or untrue information may be subject to discipline, possibly including termination.

2.3.	Employees may use whatever method of communication with which they feel most comfortable. The important thing is to get the guidance employees need, to report what they know, and to get their questions answered.

2.4.	There are a number of people employees can go to with questions or to voice their concerns. We have an “Open Door” policy: employees can speak with their direct manager, someone else in management (such as our Human Resources management), or another manager with the expertise and responsibility to address their concern. Any of these people will be able to directly assist employees or refer their inquiry to another appropriate person. Although it will generally be best for an employee to first speak with his or her direct manager or our Human Resources manager, in some circumstances an employee may feel that the matter should instead be directly reported to our Company Compliance Officer, President or even to the Audit Committee of the Board, and the employee should follow the path that appears appropriate in his or her judgment.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 7

2.5.	If an employee raises a question with one manager, and does not have a satisfactory response within a reasonable time period, it is his or her right and responsibility to contact another responsible like the Company Compliance Officer or President.

2.6.	One communication channel that the Company has established is the Tully’s Ethics e-mail box. Employees can contact the Tully’s Ethics e-mail box when they have questions or concerns and when employees want to report a possible violation of our legal or ethical responsibilities. The Tully’s Ethics e-mail box is available to all employees and other parties. An employee may send an email (from his or her office, home or some other e-mail address) to ethics@tullys.com. Emails addressed to this e-mail address will go to both the Tully’s President and our Company Compliance Officer.

2.7.	Another communication channel that the Company has established is the Tully’s Audit Committee e-mail box. This email box will send an email directly to the Audit Committee of our Board of Directors. It will not be emailed to any Tully’s employee. The Tully’s Audit Committee e-mail box is available to all employees. An employee can send an email to audit.committee@tullys.com and it will be transmitted to the Audit Committee members. Employees also can contact the Audit Committee by sending a letter by first class mail, addressed “Audit Committee- Private and Confidential” to the Tully’s Home Office address.

2.8.	Although every employee is encouraged to identify himself or herself to assist the Company in effectively addressing his or her concern, the employee may choose to remain anonymous, and we will respect his or her choice. However, if any employee contacts us anonymously, we will not be able to contact the employee if we need additional information in order to investigate the matter, and we will not be able to contact the employee when the investigation is completed. To every extent possible, consistent with the need to investigate and reconcile the problem, we will protect the confidentiality of those involved, but that protection may not be possible in all situations.

2.9.	When an employee makes such a report or inquiry, this is what he or she can expect:

•	His or her report will be taken seriously.

•	His or her report will be forwarded to appropriate Tully’s management for follow-up. Each report will be carefully evaluated before it is referred for investigation or resolution.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 8

•	His or her report will be handled promptly, discreetly, and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law.

•	If the employees wishes, he or she can obtain certain follow-up information about how the Company addressed his or her report, subject to various legal and privacy restrictions.

2.10.	Investigations into allegations of unethical or illegal conduct must be conducted confidentially and professionally. All such investigations require the prior approval of the President, Company Compliance Officer, Audit Committee of the Board, or the Board of Directors.

3.	RETALIATION IS PROHIBITED

3.1.	It is our policy to foster an environment that allows employees to report violations of the Tully’s Code of Business Conduct without the fear of retaliation or retribution. Employees must never be discouraged from using any available channel within the organization. Each employee must be able to choose whichever method is most comfortable to communicate his or her concern to the Company.

3.2.	Any employee who retaliates against another employee for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Tully’s Code of Business Conduct and may be subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law and could subject the offender to legal liability.

3.3.	Additional questions about retaliation should be directed to Tully’s President, Company Compliance Officer or to Human Resources.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 9

4.	OUR EMPLOYEES

4.1.	The Tully’s Workplace

4.1.a.	Tully’s recognizes the importance of our employees. We value the contributions of our employees and we treat each individual with respect. Accordingly, we respect our employees’ points of view, encourage their participation and suggestions, and give their complaints prompt and sincere attention.

4.1.b.	We help and encourage our employees to develop themselves, and we make our best efforts to keep our employees informed about Company activities and plans that may affect them or their work. Tully’s is also committed to providing and maintaining a work environment that respects the rights of all employees; that is free of harassing, hostile, or offensive behavior; and that is safe and healthy.

4.1.c.	Tully’s and its employees strive to comply with all applicable labor laws and regulations including those related to hours, wages, breaks, benefits and employee leave. Employees are required to accurately report their work time and other hours in compliance with Company policies and applicable laws and regulations. In the event of any question related to such matters, employees should contact the Human Resources Department.

4.1.d.	Tully’s does not allow employees or customers to solicit or distribute materials not related to our business operations at any Tully’s location at any time.

4.2.	Tully’s is Committed to Equal Opportunity and Anti-Harassment

4.2.a.	Tully’s Coffee is an equal opportunity employer and believes that every employee has the right to work in surroundings that are free from all forms of unlawful discrimination. It is Tully’s policy that employees will not be subjected to unlawful discrimination, and we are committed to complying with all applicable laws providing equal opportunities to individuals regardless of race, ethnicity, color, creed, sex, religion, age, marital status, sexual orientation, national origin, the presence of sensory, mental, or physical disability, ancestry, veteran’s status or any other status protected by federal, state, local or provincial law.

4.2.b.	Tully’s expects all employees to accomplish their work in a professional and businesslike manner. Harassment of a sexual, religious, racial or ethnic nature is a form of unlawful discriminatory behavior and will not be tolerated. Sexual harassment includes any type of conduct based on one’s

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 10

gender, whether intentional or not, that is unwelcome and has the purpose or effect of creating a work environment that is hostile, offensive or coercive to a reasonable person. Sexual harassment may consist of many elements, including but not limited to: sexual favoritism; unwanted sexual advances, invitations or comments; cartoons, posters, photographs, drawings or gestures; leering or staring; innuendos, jokes, comments or questions about an individual’s body, activity, prowess or deficiency.

4.2.c.	If an instance of such behavior occurs, inform the offender that the behavior is not welcome. If the behavior continues or you are uneasy confronting the offender, report the behavior immediately to your Manager. If the behavior is coming from your Manager, or you are uncomfortable speaking with your Manager, contact the next level of management (for example, a District Manager or Department Head) or Human Resources.

4.2.d.	If you feel that behavior or statements of any other employee may constitute harassment or weaken our assurance of equal employment opportunity, you are obligated to report the matter to your Manager or Human Resources immediately. Please provide a detailed written account to your Manager or Human Resources so that appropriate action may be taken.

4.2.e.	Every report of discrimination and harassment will be taken seriously and investigated thoroughly. To every extent possible, consistent with the need to investigate and reconcile the problem, we will protect the confidentiality of those involved. There will be no retaliation against any Tully’s employee attempting to comply with this policy.

4.2.f.	There may be disciplinary action up to and including termination of employment against those who violate this policy as well as against any others who condone such conduct.

4.3.	Workplace Health & Safety Shall be Promoted

4.3.a.	Tully’s is committed to protecting the health and well being of Tully’s employees in the workplace. We strive to protect our employees, customers, and the public from injury and illness through our health, quality and safety programs. Government standards and employee input are used to develop comprehensive health, quality and safety programs and work processes that are designed to promote safe workplaces and good health.

4.3.b.	Tully’s has established operating standards to provide for product quality and sanitary services to our customers. These include the operation of clean locations and equipment. All locations and employees are expected to comply with these requirements and with applicable requirements of federal, state and local authorities

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 11

4.3.c.	Where mandated by law, employees working in Retail stores shall possess and maintain a valid “food worker card.”

4.3.d.	In addition to our own health and safety standards, Tully’s also is responsible for complying with applicable industry safety regulations and guidelines, including those issued by OSHA and other federal, state and local regulatory agencies. All employees are responsible for understanding and complying with our health and safety processes, procedures, and guidelines. When an unsafe condition, practice, or non-compliant action is identified, appropriate action must be taken promptly to correct the condition and to prevent it from happening again.

4.3.e.	To protect both your safety and the safety of your coworkers, successful completion of New Hire Barista Training is mandatory before operating our store equipment. If you are injured on the job, please seek medical attention immediately, and notify your Manager or Human Resources. Each Tully’s Coffee work location has a First Aid kit; if you are unable to locate the kit or its contents, please inquire of your Manager or Human Resources immediately. In the event of a major emergency, do not hesitate to call 911 or contact an emergency aid unit.

4.3.f.	Employees are required to promptly submit a written incident report to the Human Resources department to advise the Company of any accident, workplace injury, non-compliant incident, or any situation presenting a danger of injury. This information will help ensure that employees who need medical attention promptly receive it, and will assist in preventing additional injuries. Through investigation of such reports, we can identify contributing factors. Whether the issue is found to be an unsafe work process, a facility issue, or employee behavior, we are committed to finding and fixing hazards in the workplace.

4.3.g.	The Human Resources Department and our Safety Committee administer programs to ensure the safety of our employees, including, but not limited to, the OSHA Compliance guidelines, workplace violence procedures, and accident and injury investigations. All employees must fully comply with the requirements of these programs as part of regular job performance.

4.3.h.	If you encounter an intruder in your work location, do not endanger yourself, your coworkers, customers, or others; give the person what he or she demands.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 12

After the person leaves the work location, please follow these steps:

1.	Call 911 immediately.

2.	Call your Manager, District Manager or Department Head, or any other Manager at the Home Office to report the intruder.

3.	Ask all witnesses to wait for the arrival of the Police. If this is not possible, write down the names, addresses and phone numbers of those who cannot wait. Write a detailed description of the intruder and the events exactly as they occurred, including the date and time.

4.	In the event of an abusive, disruptive, or uncontrollable customer, follow the instructions above.

4.4.	Substance Abuse is Prohibited

4.4.a.	Individuals using alcohol or drugs in improper or illegal manners create an increased risk to the safety of themselves and their co-workers. As Tully’s employees, you are prohibited from any involvement with alcohol, drugs, or any other substance that may impair performance at work. This policy specifically forbids working while under the influence of alcohol or drugs, and prohibits the use, sale, manufacture, possession or illegal distribution of alcohol, or other controlled substances on company premises, while conducting company business, or during working time. In addition, this policy forbids reporting to work under the influence of alcohol or drugs, and for purposes of this policy, working time includes any breaks.

4.4.b.	Any Tully’s employees taking prescription drugs that may affect their ability to perform job duties in a safe and effective manner should discuss the situation with their Manager and satisfactorily resolve any potential safety or performance concerns before beginning work.

4.4.c.	If an employee appears to be under the influence of drugs or alcohol, Tully’s may require the employee to submit to appropriate tests, including urinalysis, breath or similar tests, to confirm the existence of such substance in his or her system. Failure to promptly permit such tests upon request by a member of Tully’s management team or any positive result from such a test shall be grounds for disciplinary action, including possible termination.

4.4.d.	Violation of this policy may result in disciplinary action, up to and including termination. Consuming alcohol or drugs in circumstances that might adversely affect Tully’s corporate image may also result in disciplinary action. This may include requiring you to participate sufficiently in a rehabilitation program. Tully’s reserves the right to view each case at its discretion depending on specific circumstances.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 13

4.5.	Workplace Violence is Prohibited

4.5.a.	Tully’s is committed to a safe working environment, free of threats, intimidation and physical harm. All employees have a right to work in a safe environment and share the responsibility for assuring each other’s safety. Tully’s has a workplace violence policy of zero tolerance.

4.5.b.	Tully’s prohibits menacing conduct including, but not limited to, physical assaults, pushing, shoving, hitting, fighting, threatening comments, intimidation, and the intentional destruction of any Company property, employee property, customer property or merchandise. Tully’s also prohibits possession of weapons in the workplace. Any comments or behavior that reasonably could be interpreted as intent to do harm to employees, customers or property will be considered a threat.

4.5.c.	Any employee who believes he or she may be the target of violence or threats of violence, or is aware of violent or threatening conduct by another individual, that could result in injury to a Tully’s employee or customer or the destruction of property, has a responsibility to immediately report the situation to his or her immediate supervisor or manager. If the employee is unable to or prefers not to contact an immediate supervisor or manager, the employee can call the President, Company Compliance Officer or the Human Resources Department.

4.6.	Conflicts of Interest Must be Avoided

4.6.a.	All Tully’s employees are expected to give undivided business loyalty to the Company when conducting our job-related duties. Accordingly, each employee must be careful to avoid conflicts of interest (situations where his or her private interests conflict, or even appear to conflict, with the interests of Tully’s as a whole). Therefore, employees should not place themselves in situations that might force them to choose between their own personal interests and the interests of Tully’s.

4.6.b.	Conflicts of interest sometimes arise, despite our best efforts to avoid them. These issues can generally be resolved by promptly notifying the Company. Each employee must therefore promptly notify his or her manager, the Company Compliance Officer, or the President of any actual or potential conflict of interest situation. Conflicts of interest that cannot be avoided will require a written waiver under the Tully’s Code of Business Conduct.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 14

4.7.	Doing Business with the Company by Employees is Restricted

4.7.a.	A conflict of interest could arise if an employee or a close relative of the employee has a personal interest in a company that supplies or seeks to supply goods or services to Tully’s, is a Tully’s customer or potential customer, or competes with Tully’s. Accordingly, employees should comply with the following standards in such situations:

•	If an employee or a close relative is an employee of, or has a significant interest in a business that provides or is seeking to provide goods or services to Tully’s, the employee should not attempt to use his or her position with Tully’s to influence the bidding process or negotiation in any way.

•	If an employee or a close relative is an employee of, or has a significant interest in a business that provides or is seeking to obtain goods or services from Tully’s, the employee should not attempt to use his or her position with Tully’s to influence the bidding process or negotiation in any way.

•	If an employee has a close relative or a friend who works for a competitor and, as a consequence of their respective positions, a potential conflict could exist, the employee should notify his or her manager of this situation and discuss the potential problems so that the Company can provide guidance on how best to resolve the conflict.

4.7.b.	The Tully’s Code of Business Conduct is not intended to restrict or prohibit retail purchases of merchandise from the Company by employees for personal use, when that purchase is made in compliance with the Company’s Employee Purchase Policy.

4.8.	Employment Outside the Company is Subject to Limitations

4.8.a.	Although employment outside of Tully’s is not necessarily a conflict of interest, depending upon his or her position with Tully’s and depending upon the identity of the other company or organization, a conflict could arise. Outside employment could also be a conflict of interest if it causes employees (in reality or in appearance) to choose between that interest and the interests of Tully’s. If such a situation arises, our undivided business loyalty requires that we resolve the conflict in favor of Tully’s.

4.8.b.	Tully’s employees generally should not serve as directors, officers or employees of, or consultants to, any organization that supplies goods or services to Tully’s, buys goods or services from Tully’s, or competes with Tully’s.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 15

4.8.c.	In some cases, Tully’s employees may be involved in outside businesses that are not Tully’s competitors or suppliers, or may hold political office or serve on civic boards. These situations do not necessarily constitute a conflict of interest, but it is the employee’s responsibility to ensure that this activity does not conflict with Tully’s interests.

4.8.d.	If an employee is involved with another employer, company or organization outside of his or her Tully’s employment, the employee is required to keep the two activities strictly separated by adhering to the following standards:

•	Employees may not do work relating to other organizations on Tully’s time;

•	Employees may not use Tully’s equipment and supplies, or the time of any Tully’s personnel for their outside work;

•	Employees may not promote products or services from an outside business to other Tully’s employees during working hours or on Tully’s property;

•	Employees may not use the fact of their Tully’s employment or their position in the Company to promote an outside business.

4.9.	Improper Investments May Create Conflicts of Interest

4.9.a.	At Tully’s, we recognize and respect the right of employees to engage in financial and business activities outside of their jobs. However, these activities must be lawful and must not conflict or even appear to conflict with the interests of Tully’s.

4.9.b.	Employee investments in a company with which Tully’s does or may do business (including customers, suppliers, and service providers) and in competitors of Tully’s can raise important compliance issues relating to insider trading, conflicts of interest and misuse of confidential information.

4.9.c.	Employees may not make an investment in such a company if the employee has direct or indirect responsibility, or are in the line of authority for Tully’s business relationship with another company, if it would conflict or even appear to conflict with the interests of Tully’s. Such an investment constitutes an improper conflict of interest that must be avoided.

4.9.d.	Employees may not accept an offer to participate in an IPO or a so-called “friends and family” program in a company when the offer to participate in such a program arises because of his or her job with Tully’s. Such an offer raises issues of conflicts of interest. This prohibition also applies to their dependents and those living in their household, even if not related.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 16

4.9.e.	Investments in mutual funds, or similar investment vehicles in which employees do not directly influence the selection, sale, or purchase of a particular stock or security, and NAIC investment clubs will not typically present the same likelihood of a conflict of interest as a direct purchase and are generally permissible, provided that the indirect interest is not a significant portion of his or her personal financial holdings.

4.9.f.	If employees are sure his or her investment does not violate the standards relating to insider trading, employees should ask themselves the following questions to determine whether a particular investment is appropriate under Tully’s policy regarding conflicts of interest:

•	What is the nature of the relationship between Tully’s and the other company?

•	Given the nature of the employee’s job with Tully’s, could the employee’s actions as a Tully’s employee affect the value of the employee’s investment in the other company? Could the employee’s actions enhance the employee’s investment, even if it is a relatively modest one from the employee’s perspective?

•	Given the nature of the employee’s job with Tully’s, could the disclosure of the employee’s investment result in the appearance of a conflict of interest?

4.10.	Gifts and Entertainment Must be Minimized and Properly Handled

4.10.a.	The proper handling of gifts is an important element of Tully’s business relationships and its reputation. Giving and receipt of gifts in a business relationship may have the appearance of impropriety even if that was not the intent.

4.10.b.	Before an employee gives any gift to any party in connection with Tully’s business, the employee should review it with his or her manager and consider whether the giving of the gift would be in compliance with the Tully’s Code of Business Conduct, and whether the receipt of the gift would be likely to create a problem for the recipient with respect to the code of conduct of his or her employer.

4.10.c.	The issue of gifts and gratuities has particular legal implications when any government employee or entity is involved, and serious consequences can result from mishandling these relationships.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 17

4.10.d.	Business gifts and entertainment are courtesies designed to build goodwill and sound working relationships among business partners. We do not want to obtain (or to appear to obtain) business through improper means or use improper means to gain any special advantage in the relationship. Business gifts that compromise, or even appear to compromise, our ability to make objective and fair business decisions are not permitted.

4.10.e.	The guidelines on “gifts and entertainment” apply to anything given or received as a result of a business relationship for which the recipient does not pay fair market value, including things such as travel, lodging, goods, services, and entertainment. These guidelines apply at all times and do not change during traditional gift-giving seasons or because of some special event. Items of nominal value (such as pens or calendars) and nominal value product samples provided for bona fide testing are generally acceptable, but acceptance of even such nominal-value items can be improper if done on a frequent or regular basis, particularly if they come from a limited number of sources. For this purpose, nominal value means having a value under $25.00.

4.10.f.	Solicitation of gifts is never appropriate.

4.10.g.	The giving or offering of a business gift is not permitted if prohibited by law or regulation, prohibited by known policies of the intended recipient’s employer, intended to improperly influence, or would have the appearance of improperly influencing the intended recipient. Offering or accepting bribes, kickbacks or pay-offs is always prohibited.

4.10.h.	All gifts and entertainment that are offered to or received by employees, including the aforementioned infrequent items of nominal value, must be disclosed to his or her manager. His or her manager can then provide guidance on how best to deal with the matter and will contact the Company Compliance Officer for guidance. Gifts and entertainment, other than the aforementioned infrequent items of nominal value, will require a written waiver under the Tully’s Code of Business Conduct.

4.10.i.	There may be cases where refusal of a gift would cause embarrassment or hurt to the person offering it. This is particularly likely if a gift is offered as part of a public occasion while employees are a guest in certain countries. In these cases, the best practice generally is to accept the gift on behalf of Tully’s and promptly report it to his or her manager so the Company can decide how to handle it.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 18

5.	OUR CUSTOMERS

5.1.	Tully’s Maintains High Customer Relations Standards

5.1.a.	Tully’s competes fairly and in accordance with the highest ethical standards in all of our customer relationships. We want to earn business on the basis of superior products, excellent service and competitive prices, not through improper, unethical, or questionable business practices.

5.1.b.	Tully’s credibility with our customers depends on our ability to fulfill our commitments. Every time we fail to live up to a commitment, hard-earned customer trust is damaged. To preserve our customer relationships:

•	We do not misrepresent our services or products in any sales or promotional efforts. We only make promises to customers that we believe we will be able to keep.

•	We communicate clearly so our customers understand the terms of our business relationships, including contracts, performance criteria, schedules, prices, and responsibilities.

5.2.	Tully’s Does Business Properly with Governments in the U.S.

5.2.a.	Doing business with governments in the U.S. is not always the same as doing business with private parties. Activities that might be appropriate when working with private sector customers may be improper or even illegal when a national, state, or local government is our customer.

5.2.b.	Business courtesies or entertainment that might be acceptable when dealing with private parties, like paying for meals, are rarely appropriate when working with government officials. Gifts or courtesies that would not be appropriate for private parties are also not appropriate for government officials.

5.2.c.	Prior to entering into any type of contract negotiation with a government agency in the U.S., contact the Tully’s President or Company Compliance Officer.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 19

5.3.	Tully’s Protects Our Customers’ Confidential Information

5.3.a.	Confidential customer information is information the customer or Tully’s would consider private, which is not common knowledge outside the Company, and which employees have learned as a result of Tully’s relationship with that customer. Some types of confidential customer information employees may be exposed to include:

•	Names, addresses, phone numbers and email information for our customers and for the employees and customers of our customers;

•	Plans, processes, procedures, and trade secrets of our customers;

•	Financial, legal or other data of our customers; and

•	Any other information, which could be of use to our customers’ competitors to place our customers at a competitive disadvantage.

5.3.b.	Confidential customer information may not be disclosed without the prior written authorization from the customer, or in response to the requirements of a court order, subpoena, or other legal action. Employees are required to contact the Company Compliance Officer, President or Chief Financial Officer before disclosing, or agreeing to disclose, any confidential customer information.

5.4.	Tully’s complies with all applicable antitrust and fair competition laws.

5.4.a.	Tully’s policy is to compete vigorously, aggressively, and successfully in a very competitive business climate, and to do so at all times in compliance with the applicable antitrust laws. These laws and regulations are designed to preserve a competitive economy and to promote fair and vigorous competition. Tully’s employees are required to comply with these laws and regulations.

5.4.b.	Fair competition standards are also often a matter of law. Tully’s employees are required to comply with these laws and regulations.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 20

6.	OUR SHAREHOLDERS

6.1.	Accounting, Reporting and Disclosures Shall be Accurate and Useful

6.1.a.	Full, fair, accurate, timely and understandable reporting and disclosure is a critical factor for the making of sound business and investment decisions by the Company, its shareholders, and other parties that conduct business with the Company. It is our policy to maintain accurate and complete accounting and business records, and to provide financial reporting, business information and disclosures that are full, fair, accurate, timely and understandable.

6.1.b.	Application of the standard of “full, fair, accurate, timely and understandable” requires careful judgment and balance. For example, preliminary information may be available that does not meet the requirements for fullness, fairness or accuracy, even though it would be very “timely.” Judgment is required to consider other factors, such as the requirements for confidentiality and protection of proprietary information. Additionally, there are laws and regulations that govern the timing and manner in which information may be disclosed outside of the Company. For example, SEC regulations generally prohibit the Company from disclosing material non-public information to only selected investors.

6.1.c.	The Company provides financial statements and other disclosures through its public reporting processes. All such information and disclosures must comply with the requirements of the Tully’s Code of Business Conduct, the requirements of Generally Accepted Accounting Principles (GAAP), and all applicable laws and regulations, including those under the administration of the Securities Exchange Commission (SEC) and other authorities. This information includes periodic filings on SEC forms such as Forms 10-Q and 10-K, other informational and registration filings (such as Forms 8-K, S-1 and others), reports and letters to shareholders, proxy statements, and press releases.

6.1.d.	This information is usually disseminated by printed document and in electronic form (e.g., the SEC’s EDGAR site). However, such information also may be disclosed through speeches, interviews, letters or email, and it is essential that employees use caution in such communications in order to avoid unintentional selective disclosures of non-public Company information. Regardless of the form of the communication, it must comply with the requirements of the Tully’s Code of Business Conduct.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 21

6.1.e.	Full, fair, accurate, timely and understandable reporting and disclosure depend entirely upon the accurate and timely processing, documentation, and recording of transactions and events in accordance with generally accepted accounting principles, in compliance with applicable laws and regulations, and in compliance with Tully’s policies, procedures and system of internal controls. All employees must execute their job duties in a manner that supports these requirements. No false, incomplete, misleading or artificial entries or disclosures may be made in the Company’s records or reports, and the intentional delay or omission of a required entry or disclosure is also prohibited.

6.1.f.	The accounting records of the Company are maintained primarily by the Tully’s Accounting Department, which also prepares (in conjunction with legal counsel, Company management, the Board of Directors, and the Company’s independent auditors) most of the Company’s public reporting of financial data and other disclosures. Although these persons have direct responsibility in these matters, the accuracy of such information depends upon the fullness, fairness, accuracy, timeliness and understandability of the information provided to them by the Company’s employees and its business information systems. Accordingly, employees in management and other sensitive positions will be required to execute period certifications of compliance in this regard, and any employee may be required to do so at the discretion of the President, Chief Financial Officer, Company Compliance Officer, or the Board of Directors. Refusal to execute such a certification, or the execution of a false certification, may constitute a violation of the Tully’s Code of Business Conduct.

6.1.g.	The Company engages an independent public accounting firm to audit its financial statements and to independently determine whether they meet the requirements of GAAP and the SEC. The independent auditor is engaged on behalf of the Company, its shareholders and the Board of Directors, and reports to the Audit Committee of the Board of Directors. Tully’s employees must fully cooperate with the independent auditor and the Audit Committee in the performance of their duties, and must provide full, fair and accurate information and documentation in response to their inquiries. The independent auditor has full access to the confidential and proprietary Company information needed for completion of their audit engagement.

6.2.	Insider Trading Compliance

6.2.a.	Tully’s employees may have access to information about the Company that is not generally available to the public. All employees have a responsibility to keep company information confidential until it is officially

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 22

made public. If the non-public information is “material,” the disclosure of that information or the possession of it while making investment decisions can result in a violation of the federal securities laws. Under no circumstances may any employee trade in Tully’s stock if the employee possesses material, non-public information about the Company.

6.2.b.	Information is “Material” if it would be expected to (a) affect the decision of a reasonable investor to purchase or sell the Company’s securities, or (b) alter the market price of the Company’s securities. It is sometimes difficult to determine whether particular information is or is not material under this definition. An employee should consider information about Tully’s “material” if it would affect in any way his or her own consideration of whether to buy, sell, or hold Tully’s stock.

6.2.c.	The most common example of “inside information” is information about the Company’s financial performance that has not yet been publicly disclosed. Examples also may include information about significant events, such as new products or customers, acquisitions or divestitures, and substantial contract awards or terminations that have not yet been made public.

6.2.d.	Information is considered to be “non-public” until (a) it has been released and reported in the media or included in publicly available documents filed with the SEC, and (b) investors have had sufficient time to absorb the information. This period varies depending on the type of information released and the market’s expectations relating to the subject matter of the release.

6.2.e.	Tully’s may adopt specific trading restrictions for certain employees to guard against insider trading. These additional restrictions are designed to protect the employees and the Company from liability associated with inappropriate use of inside information.

6.2.f.	Insider trading is illegal and unethical, and employees should not trade in any stock or other securities on the basis of such “inside information,” including inside information employees may learn about a company with which Tully’s does or might do business.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 23

7.	OUR ASSETS

7.1.	Protecting the Assets in Our Care

7.1.a.	The assets of Tully’s have been entrusted to our employees’ care by our shareholders. All employees are obligated to protect Tully’s assets and also the assets of others with which we are entrusted. These assets include physical property as well as intellectual property, such as confidential or proprietary information, copyrighted works of authorship, and trademarks. Asset protection includes the maintenance and security of such assets, and also includes the accurate maintenance of the related records and documents.

7.2.	Company Property and Services are Assets

7.2.a.	Tully’s prohibits the unauthorized use of Company time, labor, supplies, equipment, tools, buildings, or other assets for personal benefit of employees. If permission for use is granted, then employees are required to pay for personal use of our property and services (employees must not use Tully’s property for any purpose not related to Tully’s business without prior authorization from the appropriate manager).

7.2.b.	Collectively, Tully’s employees are responsible for safeguarding and making proper and efficient use of Tully’s property, including:

•	Company time;

•	Cash, checks and credit card documents received from customers, suppliers or others;

•	Checks, promissory notes, stock certificates and other valuable documents;

•	Charge cards provided by the Company;

•	Land, buildings, and equipment (including vehicles, fax machines, copiers, computers and telephones);

•	Inventories, materials and supplies (including office supplies);

•	Computer hardware and software; and

•	Information assets, including electronic data and intellectual property.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 24

7.2.c.	Tully’ employees have an obligation to protect Tully’s property from loss, misuse, theft, and damage. Every employee who operates equipment in connection with his or her job is responsible for understanding its proper use.

7.3.	Intellectual Property and Trademarks are Company Assets

7.3.a.	The Company depends on intellectual property, such as information, processes, and technology. It is the responsibility of every Tully’s employee to help protect Tully’s intellectual property.

7.3.b.	Tully’s intellectual property includes confidential Tully’s business information, trade secret technology (such as computer software and systems), patented inventions and processes, trademarks, and copyrighted works of authorship.

7.3.c.	Tully’s trademarks (marks used in connection with goods) and service marks (marks used in connection with a service) that have been registered with the U.S. Patent and Trademark Office or with corresponding authorities in other nations should appear in print and other visual media with the appropriate registration notice. The Marketing Department should be consulted for proper usage of these notices. Incorrect usage of our trademarks should be reported to the Company Compliance Officer or the Marketing Department.

7.4.	Electronic Communications and Computer Systems are Company Assets

7.4.a.	Tully’s is committed to the use of appropriate technologies in its business operations. These tools expand the information available to us and enhance our ability to communicate with each other, our business partners, vendors, and customers. There are serious risks associated with the misuse of Tully’s electronic communications systems (e-mail, voice mail, faxes and telephone) and its computer systems.

7.4.b.	Employees may not reveal their passwords, user ID’s or other access information related to these systems to any person, without appropriate management authorization and a valid business reason. Employees are required to periodically update their passwords in accordance with Company policies.

7.4.c.	Employees shall not leave Company-provided computers, laptops or other equipment where it could be easily stolen or misused by unauthorized personnel.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 25

7.4.d.	Employees may not download computer games, shareware, or freeware (unauthorized use could subject Tully’s to liability for copyright infringement or to viruses).

7.4.e.	Employees may not display, transmit, distribute, or make available information that could be abusive, obscene, defamatory, harassing, discriminatory, derogatory, offensive, or threatening. Employees may not use profanity or send jokes.

7.4.f.	Employees may not display, transmit, distribute, access, or make available information that could offend others based on race, religion, sexual orientation, military status, pregnancy, age, political belief, gender, disability, or national origin.

7.4.g.	Employees must exercise caution in handling of email messages from unfamiliar persons, with unusual content, unusual subject matter lines, attachments or Internet links. Attachments and Internet links in such emails may contain computer viruses or offensive materials. Generally, it is not advisable to open such attachments or follow such Internet links or to reply to such messages.

7.4.h.	Employees shall not use Company-provided systems or equipment to request, view or transmit illegal, pornographic or other materials that are offensive or are otherwise prohibited under the Tully’s Code of Business Conduct. If employees receive such materials from another Tully’s employee, instruct the other employee to immediately stop this activity and then report the employee’s violation of the Tully’s Code of Business Conduct. If an employee receives such materials from someone outside the Company, the employee should notify his or her manager.

7.4.i.	Employees may not interfere with or disrupt the normal operation of any Tully’s computer system or communications network without proper authorization.

7.4.j.	Employees may not use Tully’s electronic communications systems or computer systems to pursue personal profit or advancement of a non-Tully’s business interest.

7.4.k.	Employees may not engage in communications that are not directly related to their Tully’s business responsibilities (infrequent and minor incidental use of email, telephone, voicemail and faxes for personal communications that are otherwise compliant with the Tully’s Code of Business Conduct is permitted but is discouraged).

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 26

7.4.l.	Employees may not use Company-provided computers or Internet connections for web surfing or to visit web sites that are not directly related to their Tully’s business responsibilities (infrequent and minor incidental use that is otherwise compliant with the Tully’s Code of Business Conduct is permitted but is discouraged).

7.4.m.	Employees may not engage in any activity using these systems that is prohibited by any Tully’s policy, rule, or guideline.

7.5.	Confidential and Proprietary Information is a Company Asset

7.5.a.	Information is a valuable Tully’s asset. Open and effective dissemination of information is critical to our success. However, much information about Tully’s business activities is confidential or proprietary. Confidential information is information that Tully’s considers private and which is not common knowledge outside the Company. Proprietary information is information Tully’s owns, develops, purchases, or to which it otherwise has an exclusive right.

7.5.b.	All Tully’s employees are required to sign a Nondisclosure/Confidentiality Agreement at the time of hire, and may, at the Company’s option, be required to sign updated agreements as a condition of continued employment.

7.5.c.	Confidential and/or proprietary information includes (among other things):

•	Pricing and rate information, including unpublished information about past, current, and future prices;

•	Documents, records, or other information concerning Tully’s sales and marketing plans or activities;

•	Documents, records, and other information concerning Tully’s strategies, business results, real estate plans, proposed new products or services, and financial data;

•	Customer, supplier, shareholder and employee records and information;

•	Data entrusted to us by a customer or supplier, or any party with whom the Company has a mutual nondisclosure or confidentiality agreement;

•	Software and systems developed by Tully’s;

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 27

•	Tully’s research and development, inventions, patents, recipes, formulae, ingredients, processes, procedures, trademarks and know-how; and

•	Any other information that could place Tully’s at a competitive disadvantage.

7.5.d.	Safeguarding this information is the responsibility of all Tully’s employees. If employees gain access to Company proprietary or confidential information during the course of their employment, these employees must be careful not to share it with others, including fellow employees, unless they need to know it for a legitimate business reason that will not violate any policy, law or regulation. If employees not usually privy to confidential information as a part of their job responsibilities request that information from an employee with access to such data, that employee should consult with his or her manager or the Company Compliance Officer prior to divulging the requested information.

7.5.e.	Employees must also guard against unintentionally disclosing proprietary or confidential information. Employees must be sensitive when discussing confidential or proprietary information in public, when using public or mobile phones, when working with sensitive information on laptop computers in public, and when transmitting such information. The obligation to protect Tully’s confidential and proprietary information continues even after an employee leaves the Company.

7.5.f.	Just as Tully’s values and protects its own confidential and proprietary information, it is our policy and practice to respect the confidential and proprietary information of others.

7.6.	Sound Records Management Practices Protect Company Assets

7.6.a.	Many Tully’s employees record or prepare some type of information during our workday, such as financial reports, accounting records, governmental reports, expense reports, time cards, and so on. Many people inside and outside Tully’s depend on these reports to be accurate and truthful for a variety of reasons. These people include other employees, government agencies, our independent auditors, and the communities in which we operate. No employee may deviate from Tully’s requirement to record information accurately and truthfully.

7.6.b.	Properly maintaining corporate records is very important. To address this concern, records are maintained for required periods as defined in the Tully’s Records Retention Schedule. These controls are set forth in the Tully’s policies and procedures which should be followed consistently.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 28

8.	OUR COMMUNITIES

8.1.	We Choose Suppliers and Consultants Using Proper Criteria

8.1.a.	Tully’s is fair in our choice of suppliers and consultants and honest in all business interactions with them. We choose our suppliers and consultants based on appropriate criteria, such as qualifications, competitive price, and reputation. Anyone responsible for buying or leasing materials or services on behalf of Tully’s must conscientiously guard his or her objectivity. In practice, this means no employee may accept any benefit from a supplier or consultant, or a potential supplier or consultant, that might compromise (or appear to compromise) his or her objective assessment of appropriate criteria.

8.1.b.	Tully’s also expects our suppliers, agents, brokers, consultants, and others who do business with us or on our behalf to conduct their business in relation to, or on behalf of, Tully’s in compliance with all applicable laws and regulations and in accordance with the highest ethical standards.

8.2.	Political Activities and Contributions are Subject to Restrictions

8.2.a.	Participation in the political process is one of the most basic rights of every citizen. Tully’s encourages all Tully’s employees to be informed voters, but personal participation in the political process, including contributions of time or financial support, is completely voluntary.

8.2.b.	Federal election laws prohibit campaign contributions by corporations, whether by direct or indirect use of company funds or resources. Many state and local laws also prohibit corporate contributions to state or local political campaigns. In accordance with these laws, Tully’s does not make direct contributions to any candidate for federal office, or to any candidate for state or local office where state or local law makes such contributions illegal.

8.2.c.	Contributions to political campaigns must not be (or appear to be) made or reimbursed by Tully’s. This prohibition includes, but is not limited to, use of Company facilities, supplies, Company letterhead, phones, equipment and merchandise. Employee work time is also considered a contribution by Tully’s and the Company cannot pay employees for any time spent campaigning for a political candidate or a political party. Similarly, Tully’s employees who hold or seek to hold political office must do so on his or her own time (vacation, unpaid leave, after hours, or weekends). Additionally, employees must obtain permission from the President of the Company prior to running for political office in order to avoid a potential conflict of interest.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 29

8.3.	Conducting International Business Has Special Requirements

8.3.a.	International business is vital to Tully’s. Tully’s is committed to conducting its business abroad in compliance with all applicable laws. Among other things, these laws regulate Tully’s interaction with foreign governments and officials, restrictive trade practices, and import and export shipments. All employees involved in Tully’s international business must comply with these requirements.

8.3.b.	To promote good government and the fair, impartial administration of laws, we may not promise, offer, or make payment in money or anything of value to a foreign government official or political party in order to obtain, retain, or conduct business or obtain any improper advantage. Tully’s is subject to the U.S. anti-bribery laws that include the Foreign Corrupt Practices Act (FCPA) and all such laws of the countries in which we operate. The definition of “foreign government officials” includes a broad cross section of government, military, and political positions.

8.3.c.	A “boycott” is when one person, group, or country refuses to do business with certain other people or countries. Tully’s operations must comply with U.S. laws pertaining to foreign boycotts. U.S. anti-boycott laws generally prohibit U.S. companies from participating in or cooperating with any international boycott (except for economic sanctions and trade embargoes imposed or approved by the U.S. with which we must comply). Anti-boycott laws also require U.S. companies to report any requests they receive to engage in a boycott. Questions about boycotts, embargoes, and restrictive trade, and all requests to participate in such practices should be directed to the Company Compliance Officer.

8.3.d.	All import and export shipments are subject to regulation by Customs and other government agencies in the originating and destination countries. These laws ensure imported products are properly admitted into the country to safeguard the public and domestic industries and to ensure the proper collection of duties, taxes, and fees. Tully’s is responsible for submitting accurate information about import shipments to Customs and other applicable agencies.

8.3.e.	Various U.S. government agencies administer programs restricting export and import of certain goods. These restrictions include embargoed countries and designated entities that have violated U.S. export laws or participated in activities deemed critical to U.S. national security.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.

Tully’s Coffee Corporation Code of Business Conduct
Effective: June 21, 2004	Page 30

8.4.	Environmental Protection is Our Responsibility and Priority

8.4.a.	Tully’s is committed to conducting our businesses in a manner that protects the environment. Every Tully’s employee must support our effort to protect the environment. We continually seek opportunities to improve our environmental performance.

8.4.b.	Tully’s expects all employees to support our environmental responsibilities in the performance of their jobs, including (where applicable):

•	Properly storing, handling, and disposal of waste;

•	Managing wastewater and storm water in compliance with applicable regulations;

•	Monitoring and maintaining the integrity of underground storage tanks;

•	Complying with laws regarding clean air;

•	Protecting against and appropriately responding to spills and releases; and

•	Seeking ways to minimize waste and prevent pollution.

8.4.c.	In addition, Tully’s must provide timely, truthful, and accurate information required in connection with applications for environmental permits and other reports called for under permits or regulatory requirements.

Copyright and all rights reserved, Tully’s Coffee Corporation.

Violation of Tully’s Policy may result in disciplinary action, which may include termination.